Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-158781
June 16, 2009

Continental Airlines, Inc. (“Continental”)
(NYSE Symbol: CAL)

Securities:	Class A Pass Through Certificates, Series 2009-1 (“Certificates”)
Amount:	$389,687,000
CUSIP:	21079TAA6
ISIN:	US21079TAA60
Coupon:	9.000%
Amount Available under Liquidity Facility at January 8, 2010:	$51,544,342
Initial “Maximum Commitment” under Liquidity Facility:	$53,289,697
Public Offering Price:	100%
Make-Whole Spread Over Treasuries:	T+75 bps
Underwriters Purchase Commitments:	Underwriter	Principal Amount of Certificates
	Morgan Stanley & Co. Incorporated	$129,895,667
	Goldman, Sachs & Co.	$129,895,667
	Calyon Securities (USA) (Inc.)	$129,895,666
Underwriting Commission:	$5,845,305
Concession to Selling Group Members:	0.500%
Discount to Brokers/Dealers:	0.250%
Underwriting Agreement:	June 16, 2009
Settlement:	July 1, 2009 (T+11) closing date, the 11th business day following the date hereof
Preliminary Prospectus Supplement:	Continental has prepared and filed with the SEC a Preliminary Prospectus Supplement, dated June 16, 2009, which includes additional information regarding the Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free 1-866-718-1649 (institutional investors).